Exhibit 10.4

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of

September 6, 2013

among

PERRIGO COMPANY LIMITED, as Revolving Borrower,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent

HSBC BANK USA, N.A.,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

RBS CITIZENS, NATIONAL ASSOCIATION,

as Documentation Agents

BARCLAYS BANK PLC

and

HSBC SECURITIES (USA) INC.,

as Joint Bookrunners

and

BARCLAYS BANK PLC,

HSBC SECURITIES (USA) INC.,

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

and

RBS CITIZENS, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

i

SCHEDULES:

Schedule 1.01 – Guarantors
Schedule 2.01 – Commitments
Schedule 2.05 – Existing Letters of Credit
Schedule 3.03 – Governmental Approvals
Schedule 3.06 – Disclosed Matters – Litigation and Environmental Matters

Schedule 3.07 – Disclosed Matters – Compliance with Laws and Agreements
Schedule 6.01 – Existing Non-Guarantor Subsidiary Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments, Loans and Advances
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Note
Exhibit C – Mandatory Cost Rate
Exhibit D – Form of Joinder Agreement
Exhibit E – Form of Closing Certificate
Exhibit F – Lender Addition and Acknowledgement Agreement

This REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of September 6, 2013, is among PERRIGO COMPANY LIMITED, formerly known as BLISFONT LIMITED, a private limited company organized under the laws of Ireland (the “Revolving Borrower”), as Revolving Borrower, the LENDERS party hereto, BARCLAYS BANK PLC, as Administrative Agent, HSBC BANK USA, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC. and RBS CITIZENS, NATIONAL ASSOCIATION, as Documentation Agents.

RECITALS

WHEREAS the Revolving Borrower intends to acquire (the “Acquisitions”) pursuant to the Transaction Agreement among Eagle, Perrigo Company (the “Company”), New Foreign Holdco, Company Merger Sub and the Revolving Borrower dated July 28, 2013 (including any schedules, exhibits, annexes, appendices or other attachments thereto, the “Acquisition Agreement”) (a) all of the outstanding ordinary shares of Elan Corporation, PLC (“Eagle”) for consideration consisting of $6.25 per Elan Share (as defined in the Acquisition Agreement) in cash (the “Cash Consideration”) and newly issued ordinary shares of the Revolving Borrower, which acquisition will be effected pursuant to the Scheme (as hereinafter defined) and (b) all of the outstanding capital stock of the Company for consideration consisting of newly issued ordinary shares of the Revolving Borrower and a relatively small portion of cash or nonvoting shares of the Revolving Borrower, which acquisition will be effected pursuant to a merger of a newly created indirect subsidiary of the Revolving Borrower organized under the laws of the State of Delaware (“Company Merger Sub”) with and into the Company with the Company as the surviving company (the “Company Merger”); and

WHEREAS in connection with the Acquisitions, the Revolving Borrower intends to finance the payment of the Cash Consideration, the repayment of certain existing indebtedness of the Company on or prior to 60 days following the Acquisition Closing Date and the payment of fees and expenses related to the Acquisitions from the following sources: (i) the proceeds of up to $2.75 billion in senior unsecured notes (the “New Senior Notes”) or, to the extent that the New Senior Notes are not issued at or prior to the time the Acquisitions are consummated, the proceeds of up to $1.65 billion in borrowings under a tranche of the Debt Bridge Facility, (ii) the proceeds of up to $1.0 billion from borrowings under a senior unsecured term loan facility arranged by the Lead Bookrunners (the “Term Loan Facility”, the terms loans thereunder “Term Loans”) or, to the extent that the Term Loans are not made at or prior to the time the Acquisitions are consummated, the proceeds of up to $1.0 billion in borrowings under a second tranche of the Debt Bridge Facility and (iii) the proceeds of up to $1.7 billion from borrowings under the Cash Bridge Facility which will be repaid with the proceeds of cash on hand at Eagle within 60 days after the closing of the Acquisitions (the transactions set forth in this paragraph and the two immediately preceding paragraphs, the “Transactions”);

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1983 Act” means the Companies (Amendment) Act, 1983 of Ireland, as amended.

“1990 Act” means the Companies Act, 1990 of Ireland, as amended.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquisition Closing Date” means the date on or before the Long Stop Date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02) and the Acquisitions are consummated.

“Acquisition Closing Date Guarantors” means each entity listed on Part B of Schedule 1.01.

“Acquisitions” has the meaning set forth in the recitals hereto.

“Act” means the Companies Act 1963 of Ireland, as amended.

“Additional Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Revolving Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day.

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.

“Aggregate Loans” means, at any time, the sum of the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” or “ABR” means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate, respectively.

“Anti-Corruption Laws” has the meaning set forth in Section 3.07.

“Applicable Adjusted Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Adjusted Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.04(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Margin” means, for any day, with respect to any Eurocurrency Loan or ABR Loan and with respect to the Commitment Interest, the applicable rate per annum (expressed in basis points) set forth below under the caption “Applicable Margin” based upon the Debt Rating as of such date:

Status	Debt Rating	Applicable Margin – Eurocurrency Loans	Applicable Margin – ABR Loans	Applicable Margin – Commitment Interest
Level I	BBB+ / Baa1 or better	1.125%	0.125%	0.125%
Level II	BBB/Baa2	1.375%	0.375%	0.175%
Level III	BBB-/Baa3	1.75%	0.75%	0.20%
Level IV	BB+/Ba1	2.00%	1.00%	0.25%
Level V	Any ratings lower than Level IV Status	2.25%	1.25%	0.35%

As used herein “Debt Rating” means the rating by S&P and Moody’s for Index Debt of the Revolving Borrower. Notwithstanding the above definitions, the parties agree that for purposes of determining what Debt Rating applies, (i) if the rating by Moody’s and the rating by S&P differ by one level, then the applicable rating level shall be based upon the higher of such ratings, (ii) if said rating by Moody’s and said rating by S&P differ by more than one level, then the applicable rating level shall be one level lower than the rating level resulting from the higher of such ratings, (iii) during any period during which there is no such rating by either Moody’s or S&P, Level V shall apply and (iv) in the event only Moody’s or S&P provides a Debt Rating, such rating shall apply.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments, provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which the Commitment of such Lender at such time exceeds the Revolving Credit Exposure of such Lender at such time.

“Availability Period” means the period from and including the Acquisition Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, liquidator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action to bring or obtain or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of an ABR Borrowing and a Eurocurrency Borrowing denominated in Dollars, $3,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 1,000,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $3,000,000, and (c) in the case of a Swingline Borrowing, such amount agreed to by the Swingline Lender and the Revolving Borrower.

“Borrowing Multiple” means (a) in the case of a Revolving Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, 1,000,000 units of such Foreign Currency, (c) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other amount agreed to by the Swingline Lender, and (d) in the case of a Swingline Borrowing denominated in a Foreign Currency, 100,000 units of such Foreign Currency or such other amount agreed to by the Swingline Lender.

“Borrowing Request” means a request by the Revolving Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the currency in which such Eurocurrency Loan is denominated in the London interbank market, (ii) with respect to any Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not open, (iii) when used in connection with a Loan denominated in Sterling, the term “Business Day” shall exclude any day on which banks are not open in London for the conduct of substantially all of their commercial lending activities, (iv) when used in connection with a Swingline Shekel Loan, the term “Business Day” shall exclude any day on which banks are not open in Israel for the conduct of substantially all of their commercial lending activities, and (v) when used in connection with a Swingline Peso Loan, the term “Business Day” shall exclude any day on which banks are not open in Mexico for the conduct of substantially all of their commercial lending activities.

“CAM” means the mechanism for the allocation and exchange of interests in the Loans and participations in Letters of Credit and collections thereunder established under Article X.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.01.

“CAM Exchange Date” means the first date after the Acquisition Closing Date on which there shall occur (a) any event described in paragraph (h) or (i) of Article VII with respect to any Borrower or (b) an acceleration of Advances pursuant to Article VII.

“CAM Percentage” means, as to each Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment calculated immediately prior to the CAM Exchange Date. If the Commitments have terminated or expired, the CAM Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (and not operating leases) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Reduction” means the proposed reduction of the share capital of Eagle under Sections 72 and 74 of the Act, which forms part of the Scheme.

“Cash Bridge Facility” means the bridge facility available pursuant to the Cash Bridge Credit Agreement dated July 28, 2013 among the Revolving Borrower, Barclays, as administrative agent, HSBC, as syndication agent, and the lenders from time to time party thereto.

“Cash Consideration” has the meaning set forth in the recitals hereto.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is a direct or indirect Subsidiary of the Revolving Borrower.

“CFC Excluded Subsidiary” means any (a) CFC, (b) Subsidiary, whether disregarded or regarded for U.S. federal income tax purposes, which has no material assets other than Equity Interests in CFCs (or captive insurance companies, not-for-profit subsidiaries, or special purposes entities), or (c) direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Revolving Borrower by Persons who were neither (i) nominated by the Board of Directors of the Revolving Borrower nor (ii) appointed by directors so nominated or (b) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), or persons acting in concert within the meaning of the Irish Takeover Rules shall obtain ownership or control in one or more series of transactions of more than 35% of the common Equity Interests or 35% of the voting power of the Equity Interests of the Revolving Borrower entitled to vote on the election of members of the Board of Directors of the Revolving Borrower. For the avoidance of doubt, the consummation of the Acquisitions shall not constitute a Change in Control.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Clean-up Period” means the period commencing on the Acquisition Closing Date and ending on the date falling 90 days after the Acquisition Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $600,000,000.

“Company” has the meaning set forth in the recitals hereto.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Merger Sub” has the meaning set forth in the recitals hereto.

“Company Shares” means the Equity Interests of the Company.

“Consolidated EBIT” means, with reference to any period, the net income (or loss) of the Revolving Borrower and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, (iv) losses incurred other than in the ordinary course of business that are non-cash, non-operating and non-recurring, (v) cash transaction costs and other costs and expenses arising from the Transactions and recorded within 12 months of the Acquisition Closing Date, including any advisory fees (including investment banking fees), legal accounting costs and expenses, consulting costs and debt breakage costs (including any make whole or prepayment premiums, write offs or swap termination costs), (vi) J&J Partnership commitments, provided such amount under this clause (vi) shall not exceed $70,000,000 in the aggregate, (vii) cash restructuring costs recorded within 18 months of the Acquisitions, provided such amount under this clause (vii) shall not exceed $55,000,000 in the aggregate for such period and (viii) non-cash losses arising from accounting relating to losses realized or adjustments to the value of equity held in entities that are not Subsidiaries, minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, and (c) non-cash gains arising from accounting relating to income realized or adjustments to the value of equity held in entities that are not Subsidiaries, all as determined in accordance with GAAP and calculated for the Revolving Borrower and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means, with reference to any period, the Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation and amortization expense, all as determined in accordance with GAAP and calculated for the Revolving Borrower and its Subsidiaries on a consolidated basis; provided that, for purpose of the testing of the financial covenants in Sections 6.10 and 6.11 for any quarter ended prior to June 30, 2014, the Consolidated EBITDA of the Eagle Group shall be annualized based on Consolidated EBITDA for the quarter(s) ended on June 30, 2013 multiplied by 4, 2, and 4/3 for the first, second and third quarters, respectively, following such date.

“Consolidated Indebtedness” means at any time the Indebtedness of the Revolving Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, excluding the New Senior Notes during the period that the proceeds of such New Senior Notes are being held in escrow pending the release of such proceeds to finance the Transactions.

“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Revolving Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, including without limitation all financing costs in connection with a Permitted Securitization Transaction, but excluding Interest Expense in respect of the New Senior Notes during the period that the proceeds of such New Senior Notes are being held in escrow pending the release of such proceeds to finance the Transactions.

“Consolidated Total Assets” means, as of any date, the total assets of the Revolving Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Revolving Borrower as of such date.

“Consolidated Total Tangible Assets” means, as of any date, the Consolidated Total Assets as of such date, less all goodwill and intangible assets determined in accordance with GAAP included in such Consolidated Total Assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the High Court of Ireland.

“Court Order” means the perfected Order of the Court sanctioning the Scheme for the purposes of Section 201(3) of the Act and confirming the Capital Reduction and approving the Minute.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debt Bridge Facility” means the bridge facility available pursuant to the Debt Bridge Credit Agreement dated July 28, 2013 among the Revolving Borrower, Barclays, as administrative agent, HSBC, as syndication agent, and the lenders from time to time party thereto.

“Debt Rating” has the meaning set forth in the definition of “Applicable Margin.”

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Revolving Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three

Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become insolvent or the subject of a Bankruptcy Event, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Documentation Agents” means JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBS Citizens, National Association, in their capacity as documentation agents for the Lenders hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eagle” has the meaning set forth in the recitals hereto.

“Eagle Acquisition” means the proposed acquisition by Revolving Borrower of Eagle by means of the Scheme, including any issuance of Equity Interests by Revolving Borrower, directly or indirectly, to existing shareholders, optionholders and/or other equity award holders of Eagle in connection with the Scheme, as described in the Press Release and provided for in the Acquisition Agreement.

“Eagle Certificate Provider” has the meaning set forth in Section 5.11(a).

“Eagle Group” means Eagle and each of its Subsidiaries.

“Effective Date” means the date the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Guarantor” means each entity listed on Part A of Schedule 1.01.

“Effective Date Loan Party” means the Revolving Borrower and each Effective Date Guarantor.

“Embargoed Person” means any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Revolving Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Revolving Borrower within the meaning of Section 4001(a)(14) of ERISA or that, together with the Revolving Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Revolving Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Revolving Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Revolving Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Revolving Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Revolving Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Revolving Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default and a CAM Exchange Date have occurred and are continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Subsidiary” means (i) any Subsidiary of the Revolving Borrower that is not a Wholly-Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly-Owned Subsidiary, (ii) any Subsidiary of the Revolving Borrower that is a captive insurance company, not-for-profit Subsidiary, securitization entity or special purpose entity; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer a captive insurance company, not-for-profit Subsidiary, securitization entity or special purpose entity, (iii) any Subsidiary of the Revolving Borrower that is prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws and regulations), regulation or contractual provision from Guaranteeing the Obligations; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such prohibition ceases to exist or apply; provided that no guarantee shall be provided by any Subsidiary unless such guarantee is full and unconditional (it being agreed that the Revolving Borrower will use commercially reasonable efforts to obtain any consents, approvals or waivers necessary to permit the granting of such guarantee), (iv) any Subsidiary of the Revolving Borrower the Guaranteeing of the Obligations by which would result in material adverse tax consequences or adverse accounting consequences to the Revolving Borrower and its Subsidiaries as reasonably determined in good faith by the Revolving Borrower; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such material adverse tax consequences or adverse accounting consequences cease to exist or apply, and (v) any Subsidiary of the Revolving Borrower the Guaranteeing of the Obligations by which would result in costs that are excessive in relation to the value afforded by such Guarantee (as reasonably determined by the Revolving Borrower and the Administrative Agent); provided that notwithstanding the foregoing clauses (i) through (v), the Revolving Borrower may in its sole discretion designate any Excluded Subsidiary as a Guarantor; provided further that notwithstanding the foregoing clauses (i) through (v), an Excluded Subsidiary shall at all times include a CFC Excluded Subsidiary until such Subsidiary is no longer a CFC Excluded Subsidiary.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Irish withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by the Revolving Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f).

“Existing Credit Agreement” means the Credit Agreement dated October 26, 2011 among the Company, the foreign subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative Agent, and the financial institutions and lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Letter of Credit” means a letter of credit issued and outstanding under the Existing Credit Agreement and listed on Schedule 2.05 hereto.

“Existing Public Notes” means the Company’s 2.950% Notes due 2023 in an aggregate principal amount of $600,000,000 as issued under an Indenture, dated as of May 16, 2013, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 16, 2013, by and between the Company and the Trustee.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated July 31, 2013 among the Company, the Lead Bookrunners and HSBC.

“Filing Date” means the date on which the Court Order and Minute are delivered to the Registrar of Companies of Ireland for registration as required under Section 201(5) and Section 75 of the Act.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Revolving Borrower or other officer acceptable to the Administrative Agent.

“Fiscal Quarter” means (i) each period of 13 weeks during a Fiscal Year ending on a Saturday (with the first such Fiscal Quarter to commence on the first day of such Fiscal Year) and (ii) upon and after such time, if any, as the Revolving Borrower adopts a Fiscal Year as set forth in clause (ii) of the defined term “Fiscal Year”, any of the quarterly accounting periods of the Revolving Borrower, ending on such dates of each year elected by the Revolving Borrower; provided that, such dates are reasonably acceptable to the Administrative Agent and do not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Fiscal Year” means (i) any 52-week or 53-week period beginning on the Sunday nearest to June 30 or December 31 and ending on the Saturday nearest to the following June 30 or December 31, as applicable. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “2013 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the June 30 or December 31, as applicable, of such calendar year and (ii) upon the election of the Revolving Borrower, any of the annual accounting periods of the Revolving Borrower ending on any other date of each year elected by the Revolving Borrower, provided that such date is reasonably acceptable to the Administrative Agent and does not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided it is lawful for the Lenders to fund Revolving Loans hereunder in such other currency, (b) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, (c) with respect to any Swingline Foreign Currency Loan other than Swingline Shekel Loans and Swingline Peso Loans, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by Barclays or any of its Affiliates in its capacity as a Swingline Lender, (d) with respect to any Swingline Shekel Loans, Shekels (so long as Shekels are freely available, freely transferable and freely convertible into Dollars) or any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by the Swingline Shekel Lender, and (e) with respect to any Swingline Peso Loans, Pesos (so long as Pesos are freely available, freely transferable and freely convertible into Dollars) or any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by the Swingline Peso Lender.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA and any other material benefit arrangement mandated by non-U.S. law, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Revolving Borrower, any Subsidiary, or ERISA Affiliate or any other entity related to the Revolving Borrower or a Subsidiary on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America (except with respect to businesses outside the United States acquired in Additional Acquisitions for periods prior to the date of the Additional Acquisition).

“General Meeting” means the extraordinary general meeting of the holders of Shares in Eagle (or any adjournment thereof) to be convened in connection with the Scheme.

“Governmental Authority” means the government of the United States of America, the Republic of Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Revolving Borrower and its Subsidiaries together with the Eagle Group.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Person that executes a Guaranty, including pursuant to Section 5.11.

“Guarantor Coverage Test” means the test that is satisfied if the aggregate amount of third party revenues attributable to, and the aggregate amount of Consolidated Total Tangible Assets of all Guarantors, on the last day of each Fiscal Year of the Revolving Borrower, is equal to or exceeds 80% of the aggregate amount of third party revenues and 80% of the aggregate amount of Consolidated Total Tangible Assets, respectively, of the Revolving Borrower and its Subsidiaries (excluding, in each case, all Subsidiaries that are Excluded Subsidiaries) on the last day of the such Fiscal Year.

“Guaranty” means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Obligations, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HSBC” means HSBC Bank USA, N.A. and its successors.

“Immaterial Subsidiary” means each Subsidiary (i) which, as of the most recent Fiscal Quarter of the Revolving Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.01, contributed less than 5.0% of third party revenues for such period of four consecutive Fiscal Quarters or (ii) which had tangible assets with a net book value of less than 5.0% of the Consolidated Total Tangible Assets as of such date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations (based on the net mark-to-market amount) under Swap Agreements of such Person that relate to interest rates, (l) all Off-Balance Sheet Liabilities of such Person, and (m) all obligations under any Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include any New Senior Notes to the extent the proceeds thereof remain in escrow with the release of such proceeds conditioned upon the consummation of the Acquisitions or the use of the proceeds to refinance all or a portion of the Senior Notes.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Revolving Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Insolvency Event” has the meaning set forth in the definition of “Non-Loan Party Immaterial Subsidiaries.”

“Interest Coverage Ratio” means, as of the end of any Fiscal Quarter of the Revolving Borrower, the ratio of Consolidated EBITDA to Consolidated Interest Expense (excluding non-cash interest), as calculated for the four consecutive Fiscal Quarters of the Revolving Borrower then ending.

“Interest Election Request” means a request by the Revolving Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any person for any period, the gross interest expense of such person for such period on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements (other than as set forth below)) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the Revolving Borrower or a Wholly-Owned Subsidiary; provided that in any event “Interest Expense” will exclude any make whole or prepayment premiums, write offs or Swap Agreement termination costs and similar premiums and costs related to the Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Revolving Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or as otherwise described herein or, with the consent of each Lender, such other period requested by the Revolving Borrower) thereafter, as the Revolving Borrower may elect and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter; unless, (x) in the case of Swingline Shekel Loans, otherwise agreed between the Swingline Shekel Lender and the Revolving Borrower in respect of any particular Swingline Shekel Loan or Loans, (y) in the case of Swingline Peso Loans, otherwise agreed between the Swingline Peso Lender and the Revolving Borrower in respect of any particular Swingline Peso Loan or Loans and (z) in the case of any other Swingline Loan, otherwise agreed between the applicable Swingline Lender thereof and the Revolving Borrower in respect of such Swingline Loans; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning set forth in the definition of “LIBO Rate.”

“Irish Certificate Provider” has the meaning assigned to it in Section 4.01(c).

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Barclays, HSBC and JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or another Lender, in which case the term “Issuing Bank” shall include any such Affiliate or other Lender with respect to Letters of Credit issued by such Affiliate or other Lender. Notwithstanding anything to the contrary in this Agreement, Barclays shall only be obliged to issue standby letters of credit.

“J&J Partnership” means JANSSEN Alzheimer Immunotherapy (JAI), a company of which a Subsidiary of Eagle owns 49.9% and Johnson & Johnson owns 50.1%.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.04(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Revolving Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total LC Exposure at such time.

“Lead Arrangers” shall mean Barclays, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and RBS Citizens, National Association.

“Lead Bookrunners” shall mean Barclays and HSBC Securities (USA) Inc.

“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit F hereto, with such changes thereto as approved by the Administrative Agent.

“Lenders” means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” as used herein and in any other Loan Documents, includes without limitation the Swingline Lender and reference to any Lender includes such Lender and its Applicable Lending Installations.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of the end of any Fiscal Quarter of the Revolving Borrower, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the Revolving Borrower then ending.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association (or any other Person that takes over the administration of such rate) Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters page), for a period equal to such Interest Period (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”); provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien and any purchase option, call or similar right of a third party with respect to any Equity Interests of the Revolving Borrower are not controlled by this Agreement.

“Loan Documents” means this Agreement, each Guaranty, any Joinder Agreement, the Fee Letter and all other instruments, agreements or documents executed in connection herewith at any time.

“Loan Party” means the Revolving Borrower or any Guarantor.

“Loans” means any Swingline Loan or Revolving Loan.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in any Foreign Currency (other than a Swingline Shekel Loan or Swingline Peso Loan), London time, (c) with respect to a Swingline Shekel Loan, Israeli time, and (d) with respect to a Swingline Peso Loan, the time zone mutually agreed by the Revolving Borrower and the Swingline Peso Lender.

“Long Stop Date” means the date that is nine months after July 28, 2013; provided, that if as of such date the Conditions to the Scheme set forth in paragraphs 2, 3, 4 and 5 of Appendix I to the Press Release and to the obligations of the Revolving Borrower, the Company and any of their Affiliates to effect the Eagle Acquisition have been satisfied or would be satisfied if the Eagle Acquisition were completed on such date, other than the Conditions set forth in paragraphs 3.3, 3.4 and 3.5 of Appendix I to the Press Release, the Long Stop Date shall be the date that is one year after July 28, 2013.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board as from time to time in effect.

“Master Note Purchase Agreement” means the Master Note Purchase Agreement, dated as of May 29, 2008, among the Company and the purchasers named therein, as supplemented by First Supplement to Master Note Purchase Agreement, dated as of April 30, 2010, among the Company and the purchasers named therein, as supplemented by Second Supplement to Master Note Purchase Agreement, dated as of September 1, 2011, among the Company and the purchasers named therein, and as further amended or modified from time to time after the Effective Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Revolving Borrower and its Subsidiaries taken as a whole, (b) the ability of the Revolving Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than (i) the Loans and Letters of Credit and (ii) Indebtedness of any Subsidiary owing to the Revolving Borrower or any other Subsidiary, provided that, (x) in order to be excluded from Material Indebtedness, any such Indebtedness owing by a Subsidiary to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (y) the Loan Parties may effectuate such subordination at any time during the term of such Indebtedness), and/or Swap Agreement Obligations (based on the net mark-to-market amount) of any one or more of the Revolving Borrower and its Subsidiaries (other than a Non-Loan Party Immaterial Subsidiary) in an aggregate principal amount exceeding the Dollar Equivalent of the lesser of $125,000,000 or 2% of Consolidated Total Assets (for the

avoidance of doubt, it is acknowledged and agreed that separate items of Indebtedness and/or Swap Agreement Obligations of the type described above individually less than the lesser of $125,000,000 or 2% of Consolidated Total Assets which if added together would aggregate more the lesser of $125,000,000 or 2% of Consolidated Total Assets will constitute Material Indebtedness under this Agreement).

“Maturity Date” means the date which is the fifth anniversary of the Acquisition Closing Date.

“Minute” means the minute referred to in Section 75(1) of the Act showing with respect to the share capital of Eagle as altered by the Court Orders, the amount of its share capital, the number of shares into which it is to be divided, the amount of each share, and the amount (if any) deemed to be paid up on each such share at the date of the registration of the said minute.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Foreign Holdco” means Habsont Limited, a private limited company formed under the laws of Ireland and a Wholly-Owned Subsidiary of the Revolving Borrower formed to effectuate the Transactions.

“New Senior Notes” has the meaning set forth in the recitals hereto.

“Non-Guarantor Subsidiaries” means all Subsidiaries, other than Subsidiaries that are Guarantors or are required to be Guarantors pursuant to Section 5.11.

“Non-Loan Party Immaterial Subsidiaries” means all of the Subsidiaries that are or have been subject to any event described in clauses (h), (i) and (j) of Article VII of this Agreement (each event an “Insolvency Event”), provided that each such Subsidiary satisfies each of the following conditions:

(a) such Subsidiary is not a Loan Party;

(b) for each Subsidiary that becomes subject to an Insolvency Event:

(i) the total assets of such Subsidiary (as measured by GAAP at the time it becomes subject to an Insolvency Event) are less than 2.5% of the Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the time such Subsidiary became subject to an Insolvency Event, and

(ii) the total revenues of such Subsidiary, as measured for such Subsidiary for the four most recently ended Fiscal Quarters ended prior to the time such Subsidiary became subject to an Insolvency Event, are less than 2.5% of the consolidated total revenues of the Revolving Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the time such Subsidiary became subject to an Insolvency Event; and

(c) for all Subsidiaries that become subject to an Insolvency Event:

(i) the total assets of all such Subsidiaries in the aggregate (as measured for each such Subsidiary by GAAP at the applicable time each such Subsidiary became subject to an

Insolvency Event) are less than 4.0% of the Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the most recent time a Subsidiary became subject to an Insolvency Event, and

(ii) total revenues of all such Subsidiaries, as measured for each such Subsidiary for the four most recently ended Fiscal Quarters ended prior to the time such Subsidiary became subject to an Insolvency Event, are less than 4.0% of the consolidated total revenues of the Revolving Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) prior to the most recent time a Subsidiary became subject to an Insolvency Event.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Revolving Borrower to the Lenders, the Agents, any indemnified party or any of them arising under the Loan Documents, in all cases whether now existing or hereafter arising.

“OFAC” has the meaning set forth in the definition of “Embargoed Person.”

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18).

“Panel” means the Irish Takeover Panel.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Revolving Borrower or any Subsidiary; and

(g) statutory and contractual Liens in favor of a landlord on real property leased by the Revolving Borrower or any Subsidiary; provided that, the Revolving Borrower or such Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Agent or Affiliate thereof or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of the Revolving Borrower or any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which the Revolving Borrower or such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as such sovereign nation is a member of the Organisation for Economic Co-operation and Development (the “OECD”), the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or such sovereign nation is approved by the Administrative Agent for purposes of this clause (e), or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors in the case of clause (b) above have ratings described in such clause or equivalent ratings from comparable foreign rating agencies, and which investments in the case of clauses (c) and (d) are with any office of any commercial bank that is (A) any Agent or Affiliate thereof, (B) organized under the laws of a member of the OECD or a state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (iii) approved by the Administrative Agent.

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above; and

(l) other investments that qualify as “cash equivalents” as defined in GAAP.

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is a sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Revolving Borrower or any of its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso” means the Mexican peso, the lawful currency of Mexico.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Revolving Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Revolving Borrower or an ERISA Affiliate has any actual or contingent liability.

“Press Release” means the press release by the Revolving Borrower and Eagle released by the Revolving Borrower and/or Eagle to announce a firm intention on the part of the Revolving Borrower to make an offer to acquire the Shares by way of the Scheme in accordance with Rule 2.5 of the Irish Takeover Rules.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Acquisition” means any Additional Acquisition, or the last to occur of a series of Additional Acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Revolving Borrower and its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Additional Acquisition is at least $100,000,000.

“Quotation Day” means, with respect to any Eurocurrency Borrowing or Swingline Foreign Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Release Date” means the initial date on or after the later of (a) two years following the Acquisition Closing Date and (b) the date the corresponding guarantees are released in respect of the Term Loans, in each case on which no Default under the Loan Documents is continuing and the issued ratings for the Revolving Borrower’s Index Debt are (i) BBB (or better) from S&P and Baa3 (or better) from Moody’s or (ii) BBB- (or better) from S&P and Baa2 (or better) from Moody’s.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the sum of the Aggregate Commitments. If the Commitments have terminated or expired, Required Lenders shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Revolving Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Revolving Borrower or any option, warrant or other right to acquire any such Equity Interests in the Revolving Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Borrower” has the meaning set forth in the recitals hereto.

“Revolving Loan” means a loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” has the meaning set forth in the definition of “Embargoed Person.”

“Scheme” means a scheme of arrangement pursuant to Section 201 of the Act (and including the Capital Reduction) to be proposed by Eagle to its shareholders pursuant to which the Revolving Borrower and its nominees will become the only shareholders of Eagle with, or subject to, any modification, addition or condition approved or imposed by the Court.

“Scheme Circular” means a circular to the relevant shareholders of Eagle, issued, or to be issued, by Eagle, setting out the proposals for the Scheme, including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means, collectively, (i) the Scheme Circular, (ii) the Press Release, (iii) the Scheme Resolutions and (iv) any other document issued by or on behalf of Eagle to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by the Administrative Agent and the Company (or any of its Affiliates).

“Scheme Effective Date” means the date on which the Court Order, together with the Minute, is registered by the Registrar of Companies.

“Scheme Resolutions” means the resolutions of Eagle shareholders which are incidental to and for the purpose of the Scheme and which are referred to and substantially in the form set out in the Scheme Circular.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“SEC Documents” means any of the most recent 10-K or 10-Q (or if applicable 20-F or 6-K) filed with the SEC by the Company or Eagle since January 1, 2013 and prior to the date of this Agreement and any 8-K (or if applicable 6-K) filed since the most recent 10-K or 10-Q (or if applicable 20-F or 6-K) above and prior to the Date of this Agreement. For the avoidance of doubt, the disclosure in the SEC Documents shall not be deemed to include any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature.

“Securitization Entity” means a Wholly-Owned Subsidiary of the Revolving Borrower that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Revolving Borrower or any Subsidiary of the Revolving Borrower or is recourse to or obligates the Revolving Borrower or any Subsidiary of the Revolving Borrower in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Senior Notes” means the Company’s $75,000,000 5.97% Senior Notes, Series 2008-A, due May 29, 2015, $125,000,000 6.37% Senior Notes, Series 2008-B, due May 29, 2018, $115,000,000 4.91% Senior Notes, Series 2010-A, due April 30, 2017, $150,000,000 5.45% Senior Notes, Series 2010-B, due April 30, 2020, $150,000,000 5.55% Senior Notes, Series 2010-C, due April 30, 2022, $75,000,000 4.27% Senior Notes, Series 2011-A, due September 30, 2021, $175,000,000 4.52% Senior Notes, Series 2011-B, due December 15, 2023, $100,000,000 4.67% Senior Notes, Series 2011-C, due September 30, 2026, as issued under the Master Note Purchase Agreement and the Existing Public Notes.

“Shares” means the shares in the capital of Eagle (including any shares of Eagle issued prior to completion of the Acquisitions) proposed to be acquired pursuant to the Scheme.

“Shekel” means the new Israeli shekel, the lawful currency of the State of Israel.

“Specified Transaction Agreement Representations” shall mean such of the representations made by, or with respect to, Eagle and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Revolving Borrower (or its Affiliates) have the right to terminate their obligations under the Acquisition Agreement or decline to consummate the Eagle Acquisition as a result of a breach of such representations in the Acquisition Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Revolving Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Revolving Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Revolving Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total Swingline Exposure at such time.

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Lender” means each of Barclays, in its capacity as lender of Swingline Loans hereunder, the Swingline Shekel Lender, and the Swingline Peso Lender, and their respective successors in such capacity. Each Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by Affiliates of such Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate. References herein to the Swingline Lender shall be deemed references to the Swingline Lender that made the relevant Swingline Loan.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Peso Lender” means such Lender approved at any time and from time to time by the Revolving Borrower and the Administrative Agent, and which Lender agrees to be the Swingline Peso Lender pursuant to a written agreement among the Revolving Borrower, the Administrative Agent and such Lender, or any of such Lender’s Affiliates designated as the Swingline Peso Lender hereunder by such Lender in writing to the Administrative Agent, in its capacity as the Swingline Lender of Swingline Peso Loans.

“Swingline Peso Loan” means a Swingline Loan denominated in Pesos.

“Swingline Shekel Lender” means such Lender approved at any time and from time to time by the Revolving Borrower and the Administrative Agent, and which Lender agrees to be the Swingline Shekel Lender pursuant to a written agreement among the Revolving Borrower, the Administrative Agent and such Lender, or any of such Lender’s Affiliates designated as the Swingline Shekel Lender hereunder by such Lender in writing to the Administrative Agent, in its capacity as the Swingline Lender of Swingline Shekel Loans.

“Swingline Shekel Loan” means a Swingline Loan denominated in Shekels.

“Syndication Agent” means HSBC, in its capacity as syndication agent for the Lenders hereunder.

“Take Private Resolution” means a special resolution of Eagle complying with Section 14(2) of the 1983 Act to enable Eagle to be registered as a private company under Section 14 of the 1983 Act.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” has the meaning set forth in the recitals hereto.

“Term Loans” has the meaning set forth in the recitals hereto.

“Transactions” has the meaning set forth in the recitals hereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) where any provision herein requires the Revolving Borrower to do any act or thing (or procure that it be done) by a certain time and the Panel permits the same to be done at a later time (it being understood the preceding shall only relate to implementation of required statutory provisions relating to timing or timing rules of the Panel), then such later time shall apply for the purposes of this Agreement, provided that the Revolving Borrower shall not seek a time extension from the Panel without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Revolving Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); provided that, if the Revolving Borrower notifies the

Administrative Agent that the Revolving Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Revolving Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (as used in Section 6.10 and in determining the Applicable Margin), the Interest Coverage Ratio, Consolidated Total Assets, Consolidated Total Tangible Assets and revenues, any Additional Acquisition or any sale or other disposition outside the ordinary course of business by the Revolving Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b) For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in currencies other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Revolving Borrower.

SECTION 1.06. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Acquisition Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Acquisition Closing Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Revolving Borrower may from time to time agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

SECTION 1.07. Schedules. Notwithstanding anything herein to the contrary, after the Effective Date and on or prior to the date that is 20 Business Days prior to the Acquisition Closing Date the Revolving Borrower may provide updates to Schedules 3.06, 3.07, 6.01, 6.02, 6.04 and 6.08 hereto to the extent such updates are reasonably acceptable to the Lead Bookrunners and the Lenders are notified of any such updates and the Required Lenders do not object to such updates within 5 Business Days of such notification (to the extent that such updates are so approved and not objected to, such updated schedules shall replace the existing corresponding Schedules as of the end of such 5 Business Day period).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Revolving Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in any of the following:

(i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment;

(ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments;

(iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans and Swingline Loans denominated in Foreign Currencies exceeding $200,000,000.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders, ratably in accordance with their respective Applicable Adjusted Percentages, on the date such Loans are made hereunder (or, in the case of Swingline Loans, in accordance with Section 2.04). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Revolving Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Borrowing denominated in Dollars shall bear interest at the Alternate Base Rate and each Swingline Borrowing denominated in a Foreign Currency shall bear interest at such rate agreed to between the Revolving Borrower and the applicable Swingline Lender.

(c) Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Revolving Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Revolving Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender will promptly notify the Revolving Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to Section 2.14 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing unless otherwise agreed to by the Administrative Agent) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(ii) the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Foreign Currency);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vi) the location and number of the Revolving Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Revolving Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, a Swingline Lender may make Swingline Loans to the Revolving Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans, other than Swingline Shekel Loans and Swingline Peso Loans, exceeding $50,000,000, (ii) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Shekel Loans exceeding $15,000,000, (iii) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Peso Loans exceeding $15,000,000 or (iv) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Notwithstanding the foregoing, (x) the Swingline Shekel Lender may only make Swingline Shekel Loans and shall not make any other Swingline Loans, and any other Swingline Lender may not make Swingline Shekel Loans and (y) the Swingline Peso Lender may only make Swingline Peso Loans and shall not make any other Swingline Loans, and any other Swingline Lender may not make Swingline Peso Loans. Within the foregoing limits and subject to the terms and conditions set forth herein (or as otherwise agreed to among the Revolving Borrower, the Administrative Agent, Swingline Shekel Lender and the Swingline Peso Lender), the Revolving Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing:

(i) in the case of a Swingline Loan denominated in Dollars to the Revolving Borrower, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing or by telephone confirmed promptly by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative agent and signed by the Revolving Borrower (it being agreed no obligation to fund any Swingline Loan shall arise until the later of (x) the required funding time set forth herein and (y) 30 minutes after receipt of such written Borrowing Notice), unless otherwise agreed to by the Administrative Agent), not later than 2:30 p.m. (or such other time agreed to by the Revolving Borrower and the applicable Swingline Lender), New York City time, on the day of such proposed Swingline Loan,

(ii) in the case of a Swingline Shekel Loan, the Revolving Borrower shall notify the Swingline Shekel Lender directly in accordance with the standard borrowing procedures and written terms and conditions signed by the Revolving Borrower in favor the Swingline Shekel Lender prior to the date hereof by 2:00 p.m. (or such other time agreed to by the Revolving Borrower and the Swingline Shekel Lender), Local Time, on the day of a proposed Swingline Shekel Loan,

(iii) in the case of a Swingline Peso Loan, the Revolving Borrower shall notify the Swingline Peso Lender directly in accordance with the standard borrowing procedures and written terms and conditions signed by the Revolving Borrower in favor the Swingline Peso Lender prior to the date hereof by 2:00 p.m. (or such other time agreed to by the Revolving Borrower and the Swingline Peso Lender), Local Time, on the day of a proposed Swingline Peso Loan, and

(iv) in the case of any other Swingline Loan, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing or by telephone confirmed promptly by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative agent and signed by the Revolving Borrower (it being agreed no obligation to fund any Swingline Loan shall arise until the later of (x) the required funding time set forth herein and (y) 30 minutes after receipt of such written Borrowing Notice), unless otherwise agreed to by the Administrative Agent), not later than 10:00 a.m. (or such other time agreed to by the Revolving Borrower and such Swingline Lender), Local time, on the day of such proposed Swingline Loan.

Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency, (C) the amount of the requested Swingline Borrowing, and (D) in the case of a Swingline Borrowing denominated in a Foreign Currency, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.” The Administrative Agent shall promptly advise the applicable Swingline Lender or the Affiliate designated by the applicable Swingline Lender for such Swingline Borrowing of any such notice received. In the case of Swingline Loans that are not denominated in Dollars, the applicable Swingline Lender and the Revolving Borrower shall agree upon the interest rate applicable to such Swingline Loan, provided that if such agreement cannot be reached prior to 2:00 p.m., Local Time, on the day of a proposed Swingline Shekel Loan (or such other time agreed to between the Revolving Borrower and the Swingline Shekel Lender), prior to 2:00 p.m., Local Time, on the day of a proposed Swingline Peso Loan (or such other time agreed to between the Revolving Borrower and the Swingline Peso Lender) and prior to 10:00 a.m., Local Time, on the day of any other proposed Swingline Loan, or, in each of the foregoing cases, such other time agreed to by the applicable Swingline Lender and the Revolving Borrower, then such Swingline Loan shall not be made. In addition to any other requirements for obtaining a Swingline Loan, the Revolving Borrower shall comply with all applicable legal and regulatory requirements.

Any funding of a Swingline Loan by a Swingline Lender shall be made on the proposed date thereof by 3:30 p.m., Local Time, to the account of the Administrative Agent, in case of a Swingline Shekel Loan, to the account of the Swingline Shekel Lender by 3:00 p.m. (or such other time agreed to by the Revolving Borrower and the Swingline Shekel Lender), Local Time, or, in case of a Swingline Peso Loan, to the account of the Swingline Peso Lender by 3:00 p.m. (or such other time agreed to by the Revolving Borrower and the Swingline Peso Lender), Local Time. The Administrative Agent will make such Swingline Loan available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to the account of the Revolving Borrower with the Administrative Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank); provided that, in the case of a Swingline Shekel Loan, the Swingline Shekel Lender will make such Swingline Loan available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to the account of the Revolving Borrower with the Swingline Shekel Lender or pursuant to such other procedures agreed to between the Revolving Borrower and the Swingline Shekel Lender, and, in the case of a Swingline Peso Loan, the Swingline Peso Lender will make such Swingline Loan available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to the account of the Revolving Borrower with the Swingline Peso Lender or pursuant to such other procedures agreed to between the Revolving Borrower and the Swingline Peso Lender. The Administrative Agent shall determine the procedures to be followed by the Swingline Lenders to ensure that the Dollar Equivalent of the aggregate principal amount of the Swingline Loans does not exceed the amount permitted by Section 2.04(a) at the time any Swingline Loan is made and to ensure that the amount of Advances made does not exceed the amounts permitted by Section 2.01(a), and each Swingline Lender and the other parties hereto agrees to abide by such procedures. Without limiting such procedures, for purposes of determining the amount of any Borrowing that is permitted to be made under Section 2.01 or 2.04(a), the Administrative Agent may at any time assume that the Dollar Equivalent of the aggregate amount of (x) Swingline Shekel Loans is equal to $15,000,000 unless the request for such Borrowing delivered to the Administrative Agent specifies the Dollar Equivalent of the aggregate amount of Swingline Shekel Loans on the day of such request and on the day such Borrowing is to be made, and the Administrative Agent shall be entitled to rely thereon in determining the permissible amount of such Borrowing and (y) Swingline Peso Loans is equal to $15,000,000 unless the request for such Borrowing delivered to the Administrative Agent specifies the Dollar Equivalent of the aggregate amount of Swingline Peso Loans on the day of such request and on the day such Borrowing is to be made, and the Administrative Agent shall be entitled to rely thereon in determining the permissible amount of such Borrowing. If the Swingline Loans at any time exceed any of the amounts permitted by Section 2.01(a) or 2.04(a), the Revolving Borrower shall promptly prepay the relevant Swingline Loans by the amount of such excess.

(c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time (or 11:00 a.m. London time in the case of any Swingline Loan denominated in any Foreign Currency), on any Business Day require the Lenders to acquire participations on or within two Business Days after such Business Day in all or a portion of the outstanding Swingline Loans, provided that the Swingline Shekel Lender and the Swingline Peso Lender may do so only upon and during the continuance of an Event of Default or as otherwise agreed to among the U.S. Borrower, the Administrative Agent and the Swingline Shekel Lender, in case of Swingline Shekel Loans, or the Administrative Agent and the Swingline Peso Lender, in case of Swingline Peso Loans. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate, and such Swingline Loans, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Adjusted Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Adjusted Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Revolving Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Revolving Borrower (or other party on behalf of the Revolving Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Revolving Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Revolving Borrower of any default in the payment thereof and the Revolving Borrower shall reimburse each Lender for any amounts that may be due under Section 2.14, 2.16. 2.19 or any other term of this Agreement.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Revolving Borrower may request the issuance of Letters of Credit denominated in Dollars or any Foreign Currency for its own account or the account of a Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Revolving Borrower to, or entered into by the Revolving Borrower and a Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Acquisition Closing Date, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the Acquisition Closing Date and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Revolving Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the account party thereof (which shall be the Revolving Borrower or a Subsidiary, and if a Subsidiary then the Revolving Borrower and such Subsidiary shall be jointly and severally liable with respect to all Obligations relating to such Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Revolving Borrower (and the applicable Subsidiary if such Letter of Credit is to be issued for the account of a Subsidiary) also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that any Letter of Credit may provide for additional one year renewals (which shall in no event extend beyond the date referred to in (ii) below) thereof subject to the approval of the Administrative Agent prior to the time of such renewal) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Adjusted Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Revolving Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Revolving Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Revolving Borrower and any applicable Subsidiary (if such Letter of Credit was issued for the account of a Subsidiary) shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Revolving Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. Local Time, on such date, or, if such notice has not been received by the Revolving Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Revolving Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Revolving Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Revolving Borrower’s and any applicable Subsidiary’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Revolving Borrower and any applicable Subsidiary fail to make such payment when due, such amount, if denominated in Foreign Currency shall be converted to Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Revolving Borrower and any applicable Subsidiary in respect thereof and such Lender’s Applicable Adjusted Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Adjusted Percentage of the payment then due from the Revolving Borrower and any applicable Subsidiary, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Revolving Borrower or any applicable Subsidiary pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Revolving Borrower and any applicable Subsidiary of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Revolving Borrower’s and any applicable Subsidiary’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolving Borrower’s or any applicable Subsidiary’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Revolving Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Revolving Borrower and any applicable Subsidiary to the extent permitted by applicable law) suffered by the Revolving Borrower and any applicable Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Revolving Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Revolving Borrower and any applicable Subsidiary of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Revolving Borrower or the applicable Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Revolving Borrower and or the applicable Subsidiary reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Revolving Borrower or any applicable Subsidiary fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e)

shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Revolving Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Revolving Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Revolving Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Revolving Borrower and any applicable Subsidiary (with respect to any Letters of Credit issued for its account only, jointly and severally with the Revolving Borrower) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Revolving Borrower or any applicable Subsidiary with respect to any Letters of Credit issued for its account described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Revolving Borrower and any applicable Subsidiary under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Revolving Borrower’s and any applicable Subsidiary’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Revolving Borrower and any applicable Subsidiary for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Revolving Borrower under this Agreement. If the Revolving Borrower and any applicable Subsidiary is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrower or applicable Subsidiary within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Administrative Agent may designate other Lenders (in addition to Barclays, HSBC and JPMorgan Chase Bank, N.A.) that agree (in their sole discretion) to act in such capacity and are satisfactory to the Administrative Agent and the Revolving Borrower as Issuing Banks. Each such additional Issuing Bank shall execute such agreements requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes, provided that any such additional Issuing Bank shall only issue such Letters of Credit as approved by the Administrative Agent.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each Fiscal Quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding Fiscal Quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to an account of the Revolving Borrower maintained with the Administrative Agent (i) in such location determined by the Administrative Agent, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in a Foreign Currency and designated by the Revolving Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Dollar Borrowings made to finance the reimbursement of a LC Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Revolving Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Revolving Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Revolving Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Revolving Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Revolving Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Revolving Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Revolving Borrower shall notify the Administrative Agent of such election (which election shall be in writing unless otherwise agreed to by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Revolving Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and by means of a written Interest Election Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in a Foreign Currency; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Revolving Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Revolving Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such

Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Revolving Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction/Increases of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Revolving Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000 and (ii) the Revolving Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitments.

(c) The Revolving Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Revolving Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Revolving Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Revolving Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under this Section 2.08 shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) Subject to the conditions set forth below, the Revolving Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Revolving Borrower) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Bank, which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:

(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii) the amount of each such increase in the Aggregate Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Revolving Borrower), and shall not cause the sum of (x) the aggregate increases in the Commitments under this Section 2.08(d) plus (y) the outstanding amount of all New Term Loans (as defined in the Term Loan Facility) made under Section 2.06(d) of the Term Loan Facility to exceed $350,000,000;

(iv) the Revolving Borrower and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and the Revolving Borrower;

(v) no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi) the interest rates paid with respect to the increased Revolving Loan Commitment shall be identical to those payable with respect to the existing Revolving Loan Commitment;

(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request; and

(viii) a new Lender may not be the Revolving Borrower or any Affiliate or Subsidiary of the Revolving Borrower.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Revolving Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Revolving Borrower shall make any payments under Section 2.15 resulting from such assignments.

(e) This provisions of Section 2.08(e) shall supersede any provisions in Section 2.17 or 9.02 to the contrary (including, for the avoidance of doubt, provisions thereof relating to amendments to Section 9.02, Section 2.10, Section 2.17, and the definition of “Required Lenders”).

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Revolving Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date 30 days after such Swingline Loan is made or such other date agreed to between the Revolving Borrower and the Swingline Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Revolving Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Revolving Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Revolving Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Revolving Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit B hereto or such other form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Revolving Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Revolving Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (which notice shall be in writing unless otherwise agreed to by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Shekel Loan, not later than 11:00 a.m. (or such later time agreed to by the Revolving Borrower and the Swingline Shekel Lender), Local time, in the case of prepayment of a Swingline Peso Loan, not later than 11:00 a.m. (or such later time agreed to by the Revolving Borrower and the Swingline Peso Lender), Local time, and in the case of prepayment of any other Swingline Loan, not later than 11:00 a.m., Local time, on the date of prepayment, or such other time agreed to by the Revolving Borrower and Swingline Lender. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds (i) 105% of the Aggregate Commitments solely as a result of currency fluctuations or (ii) the Aggregate Commitments (other than as a result of currency fluctuations), the Revolving Borrower shall prepay Aggregate Revolving Credit Exposure owing by the Revolving Borrower in an aggregate amount equal to the amount by which the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments.

SECTION 2.11. Additional Interest and Fees. (a) The Revolving Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment interest (the “Commitment Interest”), which shall accrue at the Applicable Margin on the average daily unused portion of the Commitments during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, solely for the purposes of calculating the Commitment Interest, Swingline Loans shall not be deemed to be a utilization of the Commitments. Accrued Commitment Interest shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Interest accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Revolving Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Acquisition Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Revolving Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Acquisition Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of each such month, commencing on the first such date to occur after the Acquisition Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Revolving Borrower agrees to pay to the Lead Bookrunners, the Administrative Agent and the Syndication Agent fees payable in the amounts and at the times separately agreed upon by them.

(d) All additional interest and fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Interest and participation fees, to the Lenders. Such additional interest and fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest as determined in Section 2.04.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Revolving Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, converting to, continuing or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Revolving Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Revolving Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making, converting to, continuing or maintaining such Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making, converting to, continuing or maintaining such Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any Advance made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes) or that are franchise Taxes or branch profits Taxes and (C) Taxes described in clauses (b)-(c) of the definition of Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Revolving Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital, liquidity or insurance requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital, liquidity or insurance requirements adequacy), then from time to time the Revolving Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Revolving Borrower and shall be conclusive absent manifest error. The Revolving Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Revolving Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Revolving Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Revolving Borrower pursuant to Section 2.18, then, in any such event, the Revolving Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Revolving Borrower and shall be conclusive absent manifest error. The Revolving Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Revolving Borrower. The Revolving Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the applicable Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Revolving Borrower and the Administrative Agent, at the time or times reasonably requested by the Revolving Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Revolving Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Revolving Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Revolving Borrower or the Administrative Agent as will enable the Revolving Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (C) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Revolving Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Revolving Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing any Lender with respect to the Revolving Borrower shall, if it is legally eligible to do so, deliver to the Revolving Borrower and the Administrative Agent (in such number of copies reasonably requested by the Revolving Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender, executed originals of IRS Form W-8BEN, W-8ECI or W-8IMY (together with any underlying attachments), as applicable;

(C) in the case of a Lender that is not resident in Ireland, if required to obtain an exemption from Irish withholding tax, authorization issued by the Irish Revenue Commissioners permitting payment without deduction of withholding tax; or

(D) (x) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together or, as the case may be, Irish withholding tax with such supplementary documentation necessary to enable the Revolving Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld and/or (y) in the case of Irish withholding tax, confirmation that the applicable Lender satisfies one or more of the exemptions from Irish withholding tax prescribed in Section 246(3) of the (Irish) Taxes Consolidation Act, 1997.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i) Issuing Bank. For purposes of Section 2.16(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Revolving Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.19, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Revolving Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 9.03 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Revolving Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Revolving Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Revolving Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Revolving Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline

Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Revolving Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Revolving Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Revolving Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Revolving Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Revolving Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Revolving Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Revolving Borrower will not make such payment, the Administrative Agent may assume that the Revolving Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Revolving Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Revolving Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Revolving Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Revolving Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Revolving Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Revolving Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Revolving Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Revolving Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Additional Reserve Costs. (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Foreign Currency Loans, such Lender shall be entitled to require the Revolving Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurocurrency Loans and Swingline Foreign Currency Loans, such Lender shall be entitled to require the Revolving Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Revolving Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Revolving Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Interest pursuant to Section 2.11(a) shall cease to accrue on the unutilized portion of the Commitment of such Defaulting Lender;

(b) the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no non-Defaulting Lender’s Revolving Credit Exposures plus such non-Defaulting Lender’s Applicable Adjusted Percentage of such Defaulting Lender’s Swingline Exposure and LC Exposure exceeds such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolving Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Revolving Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Revolving Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Revolving Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Revolving Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Revolving Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of the Revolving Borrower or any other party hereunder arising from such Lender’s having been a Defaulting Lender, and the Revolving Borrower and such other party shall retain and reserve any such claim, and (ii) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, the Revolving Borrower represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete:

SECTION 3.01. Organization; Powers. Each of the Revolving Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, shareholder and other action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (or are to be made within any applicable grace period), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Revolving Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the

Revolving Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Revolving Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Revolving Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (c) or (d) reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Revolving Borrower has heretofore furnished to the Lenders the Company’s (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended June 30, 2013 and each subsequent Fiscal Year of the Company ended at least 90 days prior to the Acquisition Closing Date, reported on by Ernst and Young LLP, independent public accountants and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for each Fiscal Quarter of the Company ended at least 45 days prior to the Acquisition Closing Date (other than any Fiscal Quarter end that coincides with a Fiscal Year end). To the Revolving Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) To the extent made available to the Revolving Borrower, the Revolving Borrower has heretofore furnished to the Lenders Eagle’s (i) consolidated balance sheets, and consolidated statements of operations and statements of consolidated comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows as of and for the fiscal year ended December 31, 2012 and each subsequent fiscal year of Eagle ended at least 90 days prior to the Acquisition Closing Date, reported on by KPMG, independent public accountants and (ii) unaudited consolidated balance sheets, and consolidated statements of operations and statements of consolidated comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows as of and for each fiscal quarter of Eagle ended at least 45 days prior to the Acquisition Closing Date (other than any fiscal quarter end that coincides with a fiscal year end). To the Revolving Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Eagle and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c) As of the Acquisition Closing Date, the Revolving Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Revolving Borrower and its Subsidiaries as of and for the Fiscal Year most recently ended and any additional financial reports required for the Form S-4, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(d) Since June 30, 2013, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Revolving Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Revolving Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the Revolving Borrower or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.

(b) Each of the Revolving Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Revolving Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Revolving Borrower, threatened against or affecting the Revolving Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and as set forth in the SEC Documents) or (ii) that involve this Agreement or the Transactions.

(b) Except as set forth in the SEC Documents and the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Revolving Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except as set forth in the SEC Documents and the Disclosed Matters, each of the Revolving Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Neither the Revolving Borrower nor any of its Subsidiaries is in violation of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT Act; the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010). None of the Revolving Borrower, any of its Subsidiaries, nor to the knowledge of the Revolving Borrower, any of their respective officers or directors (a) have violated, within the 5 year period prior to the date of this Agreement, or is in violation of any applicable law that relates to Sanctions, or (b) is an Embargoed Person. None of the proceeds from the Loans shall be used in any manner that directly or indirectly violates Sanctions or Anti-Corruption Laws.

SECTION 3.08. Investment Company Status. Neither the Revolving Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Except as set forth in the Disclosed Matters, each of the Revolving Borrower and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Revolving Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and/or Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Revolving Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Revolving Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. Each of the Revolving Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. The Revolving Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions known to the Revolving Borrower to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the financial statements, certificates nor other reports or information furnished by or on behalf of the Revolving Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Revolving Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Advances. The Revolving Borrower will use the proceeds of the Advances for general corporate purposes, including refinancing existing indebtedness of the Company on or prior to 60 days following the Acquisition Closing Date, working capital and Additional Acquisitions. Neither the Revolving Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Advance will be used in any manner that is in violation of any applicable law or regulation (including without limitation Regulations U or X of the Board). After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets of the Revolving Borrower and its Subsidiaries on a consolidated basis that are subject to any provisions of this Agreement that may cause the Advance to be deemed secured, directly or indirectly, by Margin Stock.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Lender and Loan Party hereto either (i) a counterpart of each Loan Document to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of each such Loan Document.

(b) The Administrative Agent shall have received the following favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel covering such matters relating to the parties hereto, this Agreement or the Transactions as the Administrative Agent may reasonably request:

(i) an opinion of Dillon Eustace Solicitors special Irish counsel to the Revolving Borrower; and

(ii) an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP special New York counsel to the Revolving Borrower.

(c) The Administrative Agent shall have received a certificate (signed by a director or the company secretary) of the Revolving Borrower and each of the Irish incorporated Effective Date Guarantors (each an “Irish Certificate Provider”) attaching and certifying as true and correct, (a) the certificates of incorporation, (b) memorandum and articles of association and (c) board resolutions approving the entry into the Transactions and this Agreement and ancillary documentation and authorizing their execution by persons specified in such resolution and certifying that (w) that the borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Irish Certificate Provider to be exceeded, (x) certifying that such Irish Certificate Provider has complied with the provisions of Section 60 of the Act in order to enable such Irish Certificate Provider to enter into this Agreement and perform its obligations under this Agreement, (y) certifying that neither such Irish Certificate Provider, nor any director or Secretary of such Irish Certificate Provider is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies (z) certifying that the prohibition contained in Section 31 of the 1990 Act does not apply to this Agreement as either: (A) such Irish Certificate Provider forms part of a group of companies within the scope of Section 35 of the 1990 Act; or (B) no director of such Irish Certificate Provider is connected within the meaning of Section 26 of the 1990 Act to the Company or any member of the Company’s group (including Company Merger Sub); and (aa) a specimen of the signature of each person authorized by the resolution referred to in paragraph (c) above.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Effective Date Loan Parties, the incumbency of officers, the authorization of the Transactions and any other legal matters relating to the Effective Date Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel acting reasonably.

(e) The Administrative Agent shall have received a letter of status from the Companies Registration Office of Ireland dated a date reasonably close to the Effective Date as to the status of the Revolving Borrower and the Irish incorporated Effective Date Guarantors.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a senior officer of the Revolving Borrower, certifying that (i) no Default as of the Effective Date has occurred and is continuing and (ii) the representations and warranties contained in Article III are true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(g) All fees and other amounts due and payable on or prior to the Effective Date by the Revolving Borrower and the Company to the Lead Bookrunners and the Lenders under the Loan Documents and under any fee letters among any such parties shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder on the Effective Date.

(h) The Administrative Agent shall have received, at least 2 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Revolving Borrower and its Subsidiaries and the Company and its Subsidiaries.

The Administrative Agent shall notify the Revolving Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Acquisition Closing Date. The obligations of the Lenders to make the Loans and of the Issuing Bank to issue Letters of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Filing Date shall have occurred.

(c) The Take Private Resolution shall have been passed.

(d) Receipt by the Administrative Agent of the following documents, each dated the Acquisition Closing Date unless otherwise indicated:

1.

a copy, certified by the Revolving Borrower, of (x) each of the Scheme Documents and the Press Release and Acquisition Agreement or otherwise reflecting amendments to, or waivers of, the terms and conditions applicable to the Acquisitions, (y) the Court Order and (z) the certificates of the

Registrar of Companies in Ireland confirming registration of the Court Order (insofar as it relates to the Capital Reduction); and a certified copy of the Take Private Resolution;

2.	a certificate of the Revolving Borrower certifying that the conditions set forth in clauses (g), (h), (i) and (j) of this Section 4.02 have been satisfied;

3.	An executed Joinder Agreement from each Acquisition Closing Date Guarantor pursuant to which such Acquisition Closing Date Guarantor will become, substantially simultaneously with the occurrence of the Acquisition Closing Date, a Guarantor under this Agreement;

4.	a certificate substantially in the form attached hereto as Exhibit E of the Revolving Borrower and the Acquisition Closing Date Guarantors; and

5.	a duly executed solvency certificate (with respect to the Revolving Borrower and its Subsidiaries) from the chief financial officer of the Revolving Borrower in form and substance customary for financings of this type.

(e) The commitments under the Company’s existing revolving facility set forth in the Existing Credit Agreement shall be terminated in their entirety and no advances or other obligations thereunder (other than contingent indemnity obligations not then due) shall remain outstanding.

(f) The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for the three most recently completed Fiscal Years ended at least 90 days before the Acquisition Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Eagle and its Subsidiaries, for each subsequent Fiscal Quarter ended at least 45 days before the Acquisition Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Company will satisfy the foregoing requirements.

(g) All of the representations and warranties set forth in Article III of this Agreement shall be true and correct in all material respects on and as of the Acquisition Closing Date as if made on such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(h) As of the Acquisition Closing Date, no Default or Event of Default has occurred and is continuing or would result from the consummation of any Transactions consummated on the Acquisition Closing Date.

(i) All governmental and third party approvals necessary (or to the extent indicated by the Administrative Agent to the Revolving Borrower advisable) as of the Acquisition Closing Date in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

(j) (1) the Scheme Effective Date shall have occurred and the Revolving Borrower (together with its nominees) owns (or immediately after application of the proceeds of the borrowing under the Term Loan Facility on the Acquisition Closing Date will own) 100% of the issued share capital of Eagle and (2) the Eagle Acquisition shall have been, or concurrently with the occurrence of the

Acquisition Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Acquisition Agreement, without giving effect to any modifications, amendments, consents, requests or waivers by the Revolving Borrower (or its applicable Subsidiary) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent (it being understood and agreed that (a) none of the following changes in the Scheme consideration or the purchase price with respect to the Acquisitions shall be deemed materially adverse to the interests of the Lenders: (i) any change in the Scheme consideration (as set forth in the Section 2 (“Consideration”) of the Press Release most recently delivered prior to the Effective Date), (ii) any increase in the purchase price funded with the issuance of any equity securities by the Company, the Revolving Borrower or any of their subsidiaries, (iii) any increase in the purchase price funded other than through the issuance of equity securities by the Company, the Revolving Borrower or any of their Subsidiaries of not more than 10%, and (iv) any decrease in the purchase price of not more than 10%; and (b) any modification, amendment or waiver of the Specified Transaction Agreement Representations shall, in each case, be deemed materially adverse to the interests of the Lenders and may only be modified, amended or waived with the consent of the Lead Bookrunners save to the extent contemplated under Section 1.03(f).

(k) The Company Merger shall have occurred (or shall occur substantially concurrently with such applicable Borrowing), which shall be confirmed through the delivery of merger certificate filed and effective with the Secretary of State of the State of Michigan.

(l) The Administrative Agent shall have received, at least 2 Business Days prior to the Acquisition Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to Eagle and its Subsidiaries.

(m) All fees and other amounts due and payable on or prior to the Acquisition Closing Date by the Loan Parties to the Lead Bookrunners and the Lenders (including pursuant to any fee or similar letters) shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder on the Acquisition Closing Date.

The Administrative Agent shall notify the Revolving Borrower and the Lenders of the Acquisition Closing Date, and such notice shall be conclusive and binding.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Revolving Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. At any time after the Acquisition Closing Date, the Revolving Borrower will furnish to the Administrative Agent:

(a) within 90 days (or such earlier date as the Revolving Borrower may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the end of each Fiscal Year of the Revolving Borrower ending after the Acquisition Closing Date, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, if any, all reported on by Ernst and Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Revolving Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be indicated in the notes thereto);

(b) within 45 days (or such earlier date as the Revolving Borrower may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Revolving Borrower, beginning with the first Fiscal Quarter ending after the Acquisition Closing Date, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, if any, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Revolving Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with, or within five Business Days after, any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Revolving Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that any certificate delivered in connection with any delivery of financial statements under clause (a) above shall also certify whether or not the Guarantor Coverage Test is satisfied;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Revolving Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual reports containing such information, shall be available on the web site of the SEC at http://www.sec.gov or on the Revolving Borrower and the Company’s web site at http://www.perrigo.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Revolving Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Revolving Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of the Revolving Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Revolving Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Revolving Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or apply to any Non-Loan Party Immaterial Subsidiary.

SECTION 5.04. Payment of Obligations. The Revolving Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Revolving Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance; Accounts. The Revolving Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Revolving Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Revolving Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Revolving Borrower will take all action required by the Administrative Agent to permit the Administrative Agent and the Lenders to rely on its annual audit. Except as specified in the definitions of Fiscal Quarters and Fiscal Year, the Revolving Borrower will not change its Fiscal Quarters or Fiscal Year.

SECTION 5.07. Compliance with Laws. The Revolving Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for the purposes described in Section 3.12. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose or in any manner that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Covenants. If at any time any Loan Party shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $200,000,000, which includes financial covenants or the equivalent thereof not substantially provided for in this Agreement or more favorable to the holders or lenders thereunder than those provided for in this Agreement, then the Revolving Borrower shall promptly so advise the Administrative Agent and the Lenders. If the Administrative Agent or the Required Lenders shall request, upon notice to the Revolving Borrower, the Revolving Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same financial covenants or the equivalent thereof as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

SECTION 5.10. Progress of the Scheme.

(a) The Revolving Borrower shall procure that the:

(i) Scheme Circular is dispatched by Eagle as soon as practicable and in any event within 28 days of the date of issue of the Press Release (or on or before such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Scheme; and

(ii) material terms of the Scheme Circular are not inconsistent in any material respect with, or contrary to, the terms of the draft Press Release delivered to the Administrative Agent pursuant to the terms of this Agreement unless the Administrative Agent has approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned) such change in advance or such change is required by the Panel, the Court or the SEC.

(b) The Revolving Borrower will keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme and (i) promptly deliver to the Administrative Agent any material documents in relation to the Scheme, including a copy of any Scheme Document (subject to applicable legal or regulatory restrictions on disclosure thereof, including any requirements of the Irish Takeover Rules), (ii) promptly after any reasonable request from the Administrative Agent provide the Administrative Agent with any material information relevant to the progress of the Scheme and with any material information or advice received in relation to and relevant to the Scheme and (iii) notify the Administrative Agent promptly following it becoming aware that the relevant Court Order has been issued.

(c) The Revolving Borrower shall not:

(i) take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997, as amended) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in Eagle under Rule 9 of the Irish Takeover Rules; and

(ii) without the prior written consent of the Administrative Agent, acquire any Shares other than under the Scheme.

(d) Without duplication of their obligations under Section 5.10(b), Revolving Borrower shall:

(i) comply in all material respects with its obligations under the Scheme and the Scheme Documents;

(ii) comply in all material respects with its obligations under the Irish Companies Acts 1963 to 2012 and the Irish Takeover Rules, subject to any applicable waivers by the Panel;

(iii) agree with the Administrative Agent the content of, and will deliver to the Administrative Agent copies of, all publicity material, press releases and announcements intended to be published to the extent relating to or describing the Lenders or the Loans (other than the Scheme Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, press releases or announcements relating to the Lenders or the Loans without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

(e) The Revolving Borrower shall not implement the Eagle Acquisition by way of a tender offer without the prior written consent of the Administrative Agent.

SECTION 5.11. Covenant to Guarantee Obligations; Additional Guarantors.

(a) As soon as practicable (and in no event more than 60 days) following the Acquisition Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), the Revolving Borrower shall, at the Revolving Borrower’s expense, (i) cause Eagle and each Irish incorporated subsidiary of Eagle (other than an Excluded Subsidiary or an Immaterial Subsidiary) to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) deliver to the Administrative Agent a certificate (signed by a director or the company secretary) of Eagle and each Irish incorporated subsidiary of Eagle (other than an Excluded Subsidiary or an Immaterial Subsidiary) (each an “Eagle Certificate Provider”) attaching and certifying as true and correct, (1) the certificates of incorporation, (2) memorandum and articles of association and (3) board resolutions of such Eagle Certificate Provider approving the entry into the Transactions and this Agreement and ancillary documentation and authorizing their execution by persons specified in such resolution and certifying that (v) the borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Eagle Certificate Provider to be exceeded, (w) such Eagle Certificate Provider has complied with the provisions of Section 60 of the Act in order to enable such Eagle Certificate Provider to enter into this Agreement and perform its obligations under this Agreement, (x) neither such Eagle Certificate Provider, nor any director or Secretary of such Eagle Certificate Provider is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies (y) the prohibition contained in Section 31 of the 1990 Act does not apply to this Agreement as such Eagle Certificate Provider forms part of a group of companies within the meaning of Section 35 of the 1990 Act; and (z) a specimen of the signature of each person authorized by the resolution referred to in subclause (3) above.

(b) At any time after the Acquisition Closing Date, the Revolving Borrower may cause any Subsidiary of the Revolving Borrower to guarantee the obligations of the Revolving Borrower by delivering to the Revolving Borrower and the Administrative Agent such customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Subsidiary or the Revolving Borrower.

(c) Within 60 days after the Acquisition Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) the Revolving Borrower shall furnish the Administrative Agent such customary legal opinions as it shall reasonably request relating to the addition of the Acquisition Closing Date Guarantors as Guarantors.

(d) If at any time on or after the Acquisition Closing Date, any Person (other than an Excluded Subsidiary or an Immaterial Subsidiary) is or becomes, as applicable, a Subsidiary, the Revolving Borrower hereby agrees that within 60 days (or such later date as the Administrative Agent shall agree in its reasonable discretion) of such Person becoming a Subsidiary it shall (i) cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) in connection therewith deliver to the Administrative Agent such customary opinions and other documentation reasonably requested by the Administrative Agent.

(e) The Revolving Borrower shall comply with the Guarantor Coverage Test. To the extent the Revolving Borrower is not in compliance with the Guarantor Coverage Test as evidenced by the delivery of the annual certificate set forth in Section 5.01(c), no default shall result under this clause (e) if, within 60 days of the date such certificate is required to be delivered hereunder (or such later date as the Administrative Agent shall agree in its reasonable discretion), a Subsidiary or Subsidiaries of the Revolving Borrower enter into Joinder Agreements such that the Revolving Borrower would have been in compliance with such Guarantor Coverage Test (on a pro forma basis for such new Guarantors). In connection therewith the Revolving Borrower shall deliver to the Administrative Agent such customary opinions and other documentation reasonably requested by the Administrative Agent.

(f) On any date the Revolving Borrower may by written notice to the Administrative Agent request that any Guarantor be released from the applicable Guaranty. Such Guarantor shall be released from such Guaranty to the extent that the Revolving Borrower shall be in pro forma compliance with the Guarantor Coverage Test (for the avoidance of doubt such test measured as of the most recent Fiscal Quarter (versus Fiscal Year) ended prior to the date of such notice) after giving effect to the release of such Guarantor from the Guaranty, with such notice to contain a certification from the Revolving Borrower of such pro forma compliance. Additionally and notwithstanding anything herein to the contrary, on the Release Date, the Guarantors will be permanently released from the Guaranties. The Lenders hereby authorize the Administrative Agent to execute and deliver any documents reasonably required to evidence any release in accordance with the foregoing.

SECTION 5.12. Covenant to Re-register Eagle as a Private Company. As soon as practicable (and in no event more than 14 days) following the Acquisition Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), the Revolving Borrower shall, at the Revolving Borrower’s expense, cause the Take Private Application to be delivered to the Registrar of Companies in Ireland and shall deliver to the Administrative Agent a receipt from the Irish Companies Office confirming the filing of the Take Private Application and Form G1 in respect of the Take Private Resolution together with certified copies of such filing.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Revolving Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Non-Guarantor Subsidiary Indebtedness. The Revolving Borrower will not permit any Non-Guarantor Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness resulting from loans permitted by Section 6.04(d);

(d) Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions of all Non-Guarantor Subsidiaries and of the Revolving Borrower and all of its other Subsidiaries shall not exceed $250,000,000; and

(e) other Indebtedness in an aggregate amount not exceed an amount equal to 15% of Consolidated Total Tangible Assets.

SECTION 6.02. Liens. The Revolving Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens on any property or asset of the Revolving Borrower or any Subsidiary thereof existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Revolving Borrower or any Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c) Precautionary UCC filings with respect to operating leases of the Revolving Borrower or any Domestic Subsidiary thereof;

(d) Liens on assets of Subsidiaries solely in favor of the Revolving Borrower or any of its Subsidiaries as secured party and securing Indebtedness owing by a Subsidiary to the Revolving Borrower or another Subsidiary;

(e) Prior to the Acquisition Closing Date, Liens on any escrow account, and Liens on any cash, cash equivalents or other property held in such escrow account representing proceeds from the New Senior Notes to the extent the proceeds thereof remain in escrow with the release of such proceeds conditioned upon the consummation of the Acquisitions or the use of the proceeds to refinance all or a portion of the Senior Notes;

(f) Liens on assets of Eagle and its subsidiaries permitted to remain outstanding after the Acquisition Closing Date pursuant to the terms of the Acquisition Agreement;

(g) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the Revolving Borrower and its Subsidiaries securing indebtedness in the aggregate less than an amount equal to 7.5% of Consolidated Total Tangible Assets, provided that such Liens assumed or created in connection with an Additional Acquisition after the Effective Date may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 7.5% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Additional Acquisition;

(h) Liens in favor of the Issuing Bank on cash collateral securing the obligations of a Defaulting Lender to fund risk participations thereunder; and

(i) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of Subsidiaries that are not Guarantors assumed or created in connection with an Additional Acquisition after the Effective Date and not created in contemplation of such Additional Acquisition and securing

Indebtedness in the aggregate less than an amount equal to 10% of Consolidated Total Tangible Assets, provided that such Liens may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 10% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Additional Acquisition.

Notwithstanding the above, the Revolving Borrower will, if it or any of its Subsidiaries shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of any of the holders of the Senior Notes or New Senior Notes (unless prior written consent of the Required Lenders to the creation thereof shall have been obtained), make or cause to be made effective a provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured.

SECTION 6.03. Fundamental Changes. The Revolving Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, provided nothing in this Section 6.03 shall prohibit the consummation of the Transactions (including, for the avoidance of doubt, the ownership, acquisition and/or disposition by the Revolving Borrower of its Equity Interests in New Foreign Holdco on or prior to the Acquisition Closing Date, so long as after any such disposition and on the Acquisition Closing Date and thereafter, New Foreign Holdco is the direct wholly-owned subsidiary of the Revolving Borrower), and provided further that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Revolving Borrower in a transaction in which the Revolving Borrower is the surviving corporation, (ii) any Person (other than the Revolving Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Revolving Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Revolving Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Revolving Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04 and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof, as reduced from time to time;

(c) Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions;

(d) Investments, loans or advances made by the Revolving Borrower or any Subsidiary to the Revolving Borrower or any Subsidiary (including, for the avoidance of doubt, any such Investments, loans or advances incurred in connection with the Acquisitions);

(e) Additional Acquisitions, provided that: (i) before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the Revolving Borrower), no Default exists or would be caused thereby and (ii) if such Additional Acquisition involves the acquisition of Equity Interests, the consummation of such Additional Acquisition has been recommended by the Board of Directors and management of the target of such Additional Acquisition;

(f) Guarantees (i) by the Revolving Borrower or any Subsidiary of Indebtedness of the Revolving Borrower or any Subsidiary that is a Guarantor, (ii) by any Subsidiary that is not a Guarantor of any Indebtedness of any Subsidiary or (iii) of any of the Obligations; and

(g) Guarantees, investments, loans or advances not otherwise permitted by this Section 6.04 not in excess of 15% of Consolidated Total Assets in the aggregate.

It is acknowledged and agreed that any Guarantees permitted by clauses (f) and (g) above, to the extent such Guarantee constitutes Indebtedness, are subject to compliance with any applicable limitations in Section 6.01.

SECTION 6.05. Swap Agreements. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Revolving Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Revolving Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Revolving Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Revolving Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) the Revolving Borrower may make Restricted Payments with respect to its Equity Interests so long as no Default exists or would be caused thereby. For the avoidance of doubt, any reduction in share capital or share premium with respect to the Equity Interests of the Revolving Borrower or any of its Subsidiaries in connection with a Restricted Payment permitted pursuant to this Section 6.06 shall be permitted.

SECTION 6.07. Transactions with Affiliates. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Revolving Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Revolving Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this

Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.08 or any permitted extension, refinancing, replacement or renewal thereof, or any amendment or modification thereof so long as any such extension, refinancing, renewal, amendment or modification is not, taken as a whole, materially more restrictive (in the good faith determination of the Revolving Borrower) than such restriction or condition, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to Indebtedness incurred by any Subsidiary permitted by this Agreement if such restrictions or conditions apply only to such Subsidiary, (v) prohibitions, restrictions and conditions arising in connection with any disposition permitted by Section 6.09 with respect to the property subject to such disposition, (vi) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Securitization Transaction, (vii) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Revolving Borrower or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, taken as a whole, materially more restrictive (in the good faith determination of the Revolving Borrower) than such agreement or arrangement, (viii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the property subject thereto and (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.09. Disposition of Assets; Etc. The Revolving Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment, the lapse of intellectual property of the Revolving Borrower or any of its Subsidiaries that is no longer useful or material to their business and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 6.09 shall not (a) prohibit any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to Permitted Securitization Transactions if the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions does not exceed $250,000,000, (b) prohibit any sale or other transfer of any asset of the Revolving Borrower or any Subsidiary to the Revolving Borrower or any Subsidiary, (c) prohibit any transaction permitted by Section 6.03 and (d) prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property sold, leased, licensed, transferred, assigned or otherwise disposed of after the Effective Date and on or prior to such transaction date shall be less than 40% of the aggregate book value of the Consolidated Total Assets as of the end of the Fiscal Year immediately preceding such transaction and the aggregate amount of businesses, assets, rights, revenues and property sold, leased, licensed, transferred, assigned or otherwise disposed of after the Effective Date and on or prior to such transaction date shall be responsible for less than 40% of the consolidated net sales or net income of the Revolving Borrower and its Subsidiaries for the Fiscal Year immediately preceding the date of such transaction, and if immediately after any such transaction, no Default shall exist or shall have occurred and be continuing.

SECTION 6.10. Leverage Ratio. On and at any time after the Acquisition Closing Date, beginning with the first full Fiscal Quarter after the Acquisition Closing Date, the Revolving Borrower will not permit the Leverage Ratio to exceed 4.0 to 1.0 as of the last day of any Fiscal Quarter of the Revolving Borrower; provided that (i) beginning with the third full Fiscal Quarter following the Acquisition Closing Date, the Revolving Borrower will not permit the Leverage Ratio to exceed 3.5 to 1.0 as of the last day of any such Fiscal Quarter of the Revolving Borrower and (ii) beginning with the fifth full Fiscal Quarter following the Acquisition Closing Date, the Revolving Borrower will not permit the Leverage Ratio to exceed 3.25 to 1.0 as of the last day of any such Fiscal Quarter of the Revolving Borrower, provided that with respect to this clause (ii), during the four Fiscal Quarters after a Fiscal Quarter in which a Qualified Acquisition has occurred, such limit will be increased so that the Revolving Borrower will not permit the Leverage Ratio to exceed 3.5 to 1.0 as of the last day of any such Fiscal Quarter of the Revolving Borrower.

SECTION 6.11. Interest Coverage Ratio. On and at any time after the Acquisition Closing Date, beginning with the first full Fiscal Quarter after the Acquisition Closing Date, the Revolving Borrower will not permit the Interest Coverage Ratio to be less than 3.5 to 1.0 as of the end of any Fiscal Quarter of the Revolving Borrower.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Revolving Borrower shall fail to pay any principal of any Loan or reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Revolving Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Revolving Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Revolving Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Revolving Borrower’s existence), 5.06 (with respect to inspection rights), 5.08, 5.10, 5.11, 6.01, 6.02, 6.03, 6.04, 6.06, 6.07, 6.09, 6.10 or 6.11;

(e) (i) the Revolving Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of five days (provided such time period shall be ten days with respect to compliance certificates required to be delivered pursuant to Section 5.01(c)) after notice thereof from the Administrative Agent to the Revolving Borrower (which notice will be given at the request of any Lender); or (ii) the Revolving Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a),

(b), (d) or (e)(i) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Revolving Borrower (which notice will be given at the request of any Lender);

(f) the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall fail to pay Material Indebtedness at the stated final maturity thereof (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in Material Indebtedness of the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, the appointment of an examiner or other relief in respect of the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Revolving Borrower or any Subsidiary (other than a Non-Loan Party Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $125,000,000 shall be rendered against the Revolving Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Revolving Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event or a Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events that have occurred, results in liabilities in an aggregate Dollar Equivalent amount in excess of $40,000,000 or any other event or condition shall occur or exist with respect to a Plan or a Foreign Plan and in each case such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(m) Any Loan Document shall fail to remain in full force or effect or provide the Lien or Guarantee intended to be provided, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Revolving Borrower shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Revolving Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Revolving Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Revolving Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Revolving Borrower; and in case of any event with respect to the Revolving Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Revolving Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Revolving Borrower.

During the Clean-up Period, any breach of a representation or any default which arises with respect to the Eagle Group shall not constitute or result in a default, drawstop, right to rescission, termination or similar right or remedy or any other right of enforcement or an acceleration; provided that such breach or default (i) does not have a material adverse effect on the consolidated business, assets or financial condition of the Group taken as a whole, such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under this Agreement; (ii) was not knowingly procured or approved by the Revolving Borrower; (iii) is capable of remedy and reasonable steps are being taken to remedy it and (iv) is not a breach of the covenants relating to the accession of Guarantors.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. (a) In order to expedite the transactions contemplated by this Agreement, (i) Barclays is hereby appointed to act as Administrative Agent and an Issuing Bank, (ii) HSBC is hereby appointed to act as Syndication Agent and an Issuing Bank, (iii) JPMorgan Chase Bank, N.A. is hereby appointed to act as Documentation Agent and Issuing Bank and (iv) Morgan Stanley Senior Funding, Inc. and RBS Citizens, National Association are each hereby appointed to act as Documentation Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Revolving Borrower pursuant to this Agreement as received by the Administrative Agent. Upon receipt by the Administrative Agent of any of the reports, notices or certificates required to be delivered by the Revolving Borrower under Section 5.01 (other than Section 5.01(f)) or 5.02, the Administrative Agent shall promptly deliver the such reports, notices or certificates to the Lenders.

(b) Neither any of the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Revolving Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Revolving Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent under Article IV. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Revolving Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Revolving Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02. Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent and (ii) none of the Syndication Agent, Documentation Agents, Lead Bookrunners or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swingline Lender or an Issuing Bank hereunder.

SECTION 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Revolving Borrower.

Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Revolving Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Revolving Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders the with the consent of the Revolving Borrower (not to be unreasonably withheld or delayed and provided such consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus (including its parent company) having a Dollar Equivalent that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04. Each Agent in its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Revolving Borrower or any of its Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05. Indemnification. Each Lender agrees (a) to reimburse the Agents and their Related Parties, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans and participations in LC Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Revolving Borrower and (b) to indemnify and hold harmless each Agent and any of their Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Revolving Borrower, provided that no Lender shall be liable to an Agent or any of their Related Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or such Related Party, as the case may be.

SECTION 8.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Designation of Affiliates. The Administrative Agent, any Swingline Lender and any Issuing Bank shall be permitted from time to time to designate one of its Affiliates (which includes any branches of the Administrative Agent, any Swingline Lender, any Issuing Bank or any of their Affiliates) to perform the duties to be performed by the Administrative Agent, any Swingline Lender and any Issuing Bank hereunder with respect to Loans, Borrowings or Letters of Credit denominated in Foreign Currencies or with respect to any other matters under the Loan Documents. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Revolving Borrower, to it at:

c/o Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49101

Attention: Michael Kelly, assistant treasurer

Facsimile: 269- 673-1440

E-mail: michael.kelly@perrigo.com;

(ii) if to the Administrative Agent, to it at:

Barclays Bank PLC,

as Administrative Agent and a Lender:

Barclays Bank PLC

745 Seventh Ave

New York, New York 10019

Attention: Vanessa Kurbatskiy

Facsimile: 212-526-2799

Telephone: 212-526-1126

Email: vanessa.kurbatskiy@barclays.com / ltmny@barclays.com

with a copy to: (for payments and requests for credit extensions):

Barclays Bank PLC

1301 Sixth Avenue

New York, New York 10019

Attention: Justin Snell / Barclays Agency Services

Facsimile: 917-522-0569

Telephone: 212-320-0708

Email: justin.snell@barclays.com / xrausloanops5@barclays.com

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Revolving Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Revolving Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Revolving Borrower and the Required Lenders or by the Revolving Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders

shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) release all or substantially all Guarantors from their obligations under any Guaranty, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor permitted hereunder or as otherwise permitted hereunder) or with the consent of all the Lenders or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.20(b)

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Revolving Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Revolving Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Bookrunners, Administrative Agent, the Syndication Agent, the Documentation Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lead Bookrunners, Administrative Agent, the Syndication Agent and the Documentation Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Lead Bookrunners, Agents, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Lead Bookrunner, Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the obligation to pay fees, disbursements and other charges of legal counsel shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Syndication Agent, the Lead Bookrunners, the Documentation Agents, the Issuing Banks and all Lenders and one additional Irish counsel to the Administrative Agent, the Syndication Agent, the Lead Bookrunners, the Documentation Agents, the Issuing Banks and all Lenders (and, if reasonably necessary, of one additional local counsel in any other relevant jurisdiction) (and in the case of any actual or perceived conflict, an additional conflicts counsel with respect to each of the above).

(b) The Revolving Borrower shall indemnify each Lead Arranger, Agent, Issuing Bank and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Revolving Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Revolving Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by any Loan Party or any other Person, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any information transmission system in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Revolving Borrower fails to pay any amount required to be paid by it to any Lead Arranger or Agent, Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, Issuing Bank or Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against a Lead Arranger or an Agent, Issuing Bank or Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Revolving Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Revolving Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Revolving Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Swingline Lender that makes any Swingline Loan), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) (A) the Revolving Borrower, provided that (x) no consent of the Revolving Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Article VII(a), (b), (h), (i) or (j) has occurred and is continuing, and (y) the Revolving Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) the Issuing Bank.

As used herein, “Ineligible Institution” means a (a) natural person or (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment of Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Revolving Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Revolving Borrower shall be required if an Event of Default has occurred and is continuing and the Revolving Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Revolving Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Revolving Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Revolving Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such

Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of or notice to the Revolving Borrower and the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Revolving Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Revolving Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Revolving Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Revolving Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees and the terms of the facilities set forth herein constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Revolving Borrower against any of and all the obligations of the Revolving Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the other transactions contemplated by this Letter or the performance of services hereunder and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Letter or the transactions contemplated hereby or the performance of services hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Revolving Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Revolving Borrower, its Subsidiaries or their obligations, (g) with the consent of the Revolving Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Revolving Borrower. For the purposes of this Section, “Information” means all information received from the Revolving Borrower relating to the Revolving Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Revolving Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Revolving Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Revolving Borrower and each Guarantor, which information includes the name and address of the Revolving Borrower and each Guarantor and other information that will allow such Lender to identify the Revolving Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Revolving Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Revolving Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Revolving Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Revolving Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Revolving Borrower and its Subsidiaries and any Agent, any Lead Arranger or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Lead Arranger or any Lender has advised or is advising the Revolving Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Revolving Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, (iii) the Revolving Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Revolving Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Revolving Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Lead Arrangers and the Lenders has any obligation to the Revolving Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Revolving Borrower and its Affiliates, and none of the Agents, the Lead Arrangers and the Lenders has any obligation to disclose any of such interests to the Revolving Borrower or its Affiliates. To the fullest extent permitted by Law, the Revolving Borrower hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Loan and LC Disbursement denominated in a Foreign Currency shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) each Lender shall automatically and without further act (and without regard to the provisions of Section

9.04) immediately be deemed to have acquired participations in the Swingline Loans, Revolving Loans and Letters of Credit (including each Reserve Account established pursuant to Section 10.02 below) in an amount equal to such Lender’s CAM Percentage. Each Lender shall make payments to the Administrative Agent for such participations, and the Administrative Agent shall distribute such payments to the appropriate Lender, in such manner and pursuant to such procedures determined by the Administrative Agent. Each Lender and the Revolving Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Advance. The Revolving Borrower agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of the Revolving Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Revolving Credit Exposures shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of any Revolving Credit Exposure shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any LC Disbursement shall not have been reimbursed either by the Revolving Borrower or with the proceeds of a Borrowing, each Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to such Lender’s CAM Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of the U.S. Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the Revolving Borrower under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Revolving Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERRIGO COMPANY LIMITED

By:	/s/ Judy L. Brown
	Name:	Judy L. Brown
	Title:	Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender and as Administrative Agent

By:	/s/ Thomas T. Hou
	Name:	Thomas T. Hou
	Title:	Managing Director

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender and as Syndication Agent

By:	/s/ Andrew T. Bicker
	Name:	Andrew T. Bicker
	Title:	Senior Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as Documentation Agent

By:	/s/ Krys Szremski
	Name:	Krys Szremski
	Title:	Vice President

Signature Page to Credit Agreement

2

MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent

By:	/s/ Kelly Chin
	Name:	Kelly Chin
	Title:	Vice President

Signature Page to Credit Agreement

3

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender and as Documentation Agent

By:	/s/ Sara Just
	Name:	Sara Just
	Title:	Vice President

Signature Page to Credit Agreement

4

Exhibit A - Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of ]

3.	Borrower:	Perrigo Company Limited

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Revolving Credit Agreement dated as of September 6, 2013 among Perrigo Company Limited, the Lenders party thereto, Barclays Bank PLC, as Administrative Agent, HSBC Bank USA, N.A., as Syndication Agent and the other agents party thereto from time to time.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loan
	$	$		%
	$	$		%
	$	$		%

Assignment Date:                  , 20     (the “Assignment Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented[2] to and Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By
Title:

Consented[3] to:

PERRIGO COMPANY LIMITED

By
Title:

[2]	If required.
[3]	If required.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B — Form of Note

NOTE

[Date]

Perrigo Company Limited, a private limited company formed under the law of Ireland (the “Borrower”), promises to pay                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined), in immediately available funds at the office of Barclays Bank PLC, as Administrative Agent, designated in the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in the amounts and at the times required under the Credit Agreement.

The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Revolving Credit Agreement dated as of September 6, 2013 (the “Credit Agreement”) by and among Perrigo Company Limited, a private limited company formed under the law of Ireland (the “Borrower”), the Lenders (together with their respective successors and assigns, the “Lenders”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), HSBC Bank USA, N.A., as Syndication Agent, and the other agents party thereto from time to time, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed as more specifically described in the Credit Agreement and other Loan Documents, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

By:

Print Name:

Title:

Exhibit C — Mandatory Cost Rate

ARTICLE XI MANDATORY COST

1. The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the applicable Borrower, deliver to such Borrower a statement setting forth the calculation of Mandatory Cost Rate.

3. The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

A x 0.01
per cent. per annum.
300

Where:

A is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5. For the purposes of this Exhibit:

(b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f) “Reference Banks” means, in relation to Mandatory Cost Rate, the principal London offices of Barclays Bank PLC.

(g) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8. The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

9. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank, as applicable, pursuant to paragraphs 3, 6 and 7 above.

10. Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost Rate, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

11. The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit C in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit D – Form of Joinder Agreement

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [    ], 20[    ], by [ADDITIONAL GUARANTOR[s]] a [jurisdiction][corporation][partnership][LLC] ([each an][the] “Additional Guarantor”), in favor of BARCLAYS BANK PLC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

PRELIMINARY STATEMENTS

A. WHEREAS, Perrigo Company Limited, a private limited company organized under the laws of Ireland (the “Borrower”), the Lenders and the Administrative Agent and the other agents party thereto, have entered into a Revolving Credit Agreement, dated as of September 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. WHEREAS certain subsidiaries of the Borrower have previously entered into a Guaranty (the “Guaranty”) dated the date of the Credit Agreement in favor of the Administrative Agent pursuant to which they have guaranteed the Guaranteed Obligations as set forth therein.

B. WHEREAS, the Credit Agreement requires [each][the] Additional Guarantor to become a party to the Guaranty.

C. WHEREAS, [each][the] Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty.

ACCORDINGLY, IT IS AGREED:

1. Guaranty. By executing and delivering this Joinder Agreement, [each][the] Additional Guarantor, as provided in Section 15 of the Guaranty, hereby becomes a party to the Guaranty as a “Guarantor” thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. [All notices and other communications provided to the Additional Guarantor[s] shall be at the address set forth pursuant to Section 9.01 of the Credit Agreement.] [Each][The] Additional Guarantor hereby represents and warrants that each of the representations and warranties made by it as a Guarantor in Section 10 of the Guaranty are true and correct in all material respects on and as of the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

2. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

IN WITNESS WHEREOF, [each][the] undersigned [party] has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR[S]]

By:
Name:
Title:

Exhibit E – Form of Closing Certificate

PERRIGO COMPANY LIMITED

Closing Certificate

[—], 201[    ]

I, [     ], hereby certify as follows:

I am the [                    ] of Perrigo Company Limited, a private limited company formed under the laws of Ireland (the “Company”), and I am authorized to execute this Certificate on behalf of the Company.

This Certificate is given in connection with the transactions described in the Revolving Credit Agreement, dated as of September 6, 2013 (the “Credit Agreement”), among the Company, as borrower, the financial institutions listed on the signature pages thereof (the “Lenders”), Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”) and HSBC Bank USA, N.A., as syndication agent for the Lenders.

I hereby further certify that:

1. All of the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

2. As of the date hereof, no Default or Event of Default (as defined in the Credit Agreement) has occurred and is continuing or would result from the consummation of any Transactions (as defined in the Credit Agreement) consummated on the date hereof.

3. All governmental and third party approvals necessary (or to the extent indicated by the Agent to the Company advisable) as of the date hereof in connection with the financing contemplated by the Credit Agreement have been obtained and are in full force and effect.

4. As of the date hereof, the condition set forth in Section 4.02(j) of the Credit Agreement has been satisfied (or waived in accordance with Section 9.02 of the Credit Agreement).

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

Name:
Title:

[—]3

Closing Certificate

[—], 201[    ]

I, [—], hereby certify as follows:

I am [—] of [—], a [—] (the “Company”), and I am authorized to execute this Certificate on behalf of the Company.

This Certificate is given in connection with the transactions described in the Revolving Credit Agreement, dated as of September 6, 2013 (the “Credit Agreement”), among Perrigo Company Limited, as borrower (the “Borrower”), the financial institutions listed on the signature pages thereof (the “Lenders”), Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”) and HSBC Bank USA, N.A., as syndication agent for the Lenders.

I hereby further certify that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the [certificate of incorporation] of the Company in effect as of the date hereof and such certificate has not been amended or otherwise changed since [—].

2. Attached hereto as Exhibit B is a true, correct and complete copy of the [bylaws] of the Company in effect on the date of the adoption of the [—] referred to below and as of the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the [—] duly and validly executed by the Company’s [—] approving and authorizing the execution, delivery and performance of the Guaranty and each of the other Loan Documents (as defined in the Credit Agreement) the Company is a party to and the transactions contemplated thereby, which [—] is in full force and effect as of the date hereof and has not been amended, modified, revoked or rescinded since its execution.

4. The Company is a [—] duly [—], validly existing and in good standing under the laws of the jurisdiction of its organization and, to the extent such concept exists in the applicable jurisdiction, attached hereto as Exhibit D is a good standing certificate of recent date from the Company’s jurisdiction of formation.

[3]	Applicable for Closing Guarantors

5. The persons listed below have been duly elected or appointed, have duly qualified and on the date of this Certificate are officers of the Company, holding the respective offices set forth below opposite their names, and the signatures set forth opposite their names are genuine:

Name	Title	Signature

[—]	[—]

[—]	[—]

[—]	[—]

Each of the foregoing officers is authorized to sign each of the Loan Documents to which the Company is a party.

IN WITNESS WHEREOF, I have hereunto set my hand as [—] of the Company as of the date first written above.

Name:	[—]
Title:	[—]

I, [—], hereby certify that (a) I am the duly elected, qualified and acting [—] of the Company and (b) [—] is the duly elected, qualified and acting [—] of the Company and the signature set forth above is [her/his] genuine signature.

Name:	[—]
Title:	[—]

Exhibit A: [Certificate of Incorporation]

Exhibit B: [Bylaws]

Exhibit C: [—]

Exhibit D: Good Standing Certificate

Exhibit F — Lender Addition and Acknowledgement Agreement

LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT

Dated:             , 20

Reference is made to the Revolving Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of September 6, 2013, among Perrigo Company Limited (the “Revolving Borrower”), the Lenders party thereto, Barclays Bank PLC, as Administrative Agent, HSBC Bank USA, N.A., as Syndication Agent and the other agents party thereto from time to time. Capitalized terms which are defined in the Credit Agreement and which are used herein without definition shall have the same meanings herein as in the Credit Agreement.

The Revolving Borrower and                                          (the “[New or Current] Lender”) agree as follows:

1. Subject to Section 2.08 of the Credit Agreement and this Lender Addition and Acknowledgement Agreement, the Revolving Borrower hereby increases the Aggregate Commitments from $         to $        (such increase shall be in increments of $10,000,000 and shall not cause the sum of (x) the aggregate increases in Commitments under Section 2.08(d) of the Credit Agreement plus (y) the outstanding amount of all New Term Loans (as defined in the Term Loan Facility) made under Section 2.06(d) of the Term Loan Facility to exceed $350,000,000). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section 2.08 of the Credit Agreement.

2. The parties hereto acknowledge and agree that, as of the date hereof and after giving effect to this Lender Addition and Acknowledgment Agreement, the Aggregate Commitments and the Commitment of each Lender under the Credit Agreement, including without limitation, the [New or Current] Lender, are set forth on Schedule 2.01 hereto, and that Schedule 2.01 hereto replaces Schedule 2.01 to the Credit Agreement as of the Closing Date (as defined below).

3. [If requested by the Current Lender, the Current Lender attaches the notes delivered to it under the Credit Agreement and requests that the Revolving Borrower exchanges such notes for new notes in the amount of its revised Commitment][ If requested by the New Lender, the New Lender requests that the Revolving Borrower issues notes in the amount of its Commitment.]

4. The [New or Current] Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Addition and Acknowledgment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to execute and perform this Lender Addition and Acknowledgment Agreement and become a Lender, (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent specified herein, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgment Agreement on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Lender Addition and Acknowledgment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5. The effective date for this Lender Addition and Acknowledgement Agreement shall be                     (the “Closing Date”). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Administrative Agent for the consent of the Administrative Agent and acceptance and recording in the Register.

6. Upon such consents, acceptance and recording, from and after the Closing Date, the [New or Current] Lender shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.

7. Upon such consents, acceptance and recording, from and after the Closing Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.

8. The Revolving Borrower represents and warrants to the Agents and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the Closing Date; and (b) the representations and warranties made by the Revolving Borrower and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).

9. Except as expressly amended hereby, the Revolving Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing.

10. This Lender Addition and Acknowledgment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Lender Addition and Acknowledgment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Addition and Acknowledgment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Addition and Acknowledgment Agreement. This Lender Addition and Acknowledgment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

PERRIGO COMPANY LIMITED

By
Name:
Title:

[CURRENT LENDER OR NEW LENDER]

By
Name:
Title:

Acknowledged and Consented to:

BARCLAYS BANK PLC, as Administrative Agent

By
Name:
Title: